Exhibit 99.1

TransDigm Completes Acquisition of McKechnie Aerospace Holdings Inc.

Cleveland, December 6, 2010/PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG) a leading global designer, producer and supplier of highly engineered aircraft components, today announced that it has completed the acquisition of McKechnie Aerospace Holdings Inc. (“McKechnie”), a privately-owned supplier of innovative aerospace products, controlled by JLL Partners, for a total purchase price on a cash free, debt free basis of approximately $1.27 billion in cash, subject to adjustment for working capital and other items. The acquisition was previously announced on September 27, 2010.

McKechnie consists of seven major operating units that primarily sell to the worldwide commercial aerospace markets with major platform positions in both the OEM and aftermarket on the full range of currently produced Boeing and Airbus aircraft as well as many regional and business turbine aircraft. The company also has significant content on the new Boeing 787, Airbus A380 and A350. Calendar year 2010 revenues are anticipated to be modestly above $300 million with EBITDA margins ranging from the low to mid 30% of revenues.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology.

Forward-Looking Statements

Statements in this press release which are not historic facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to expectations of McKechnie’s future performance, profitability, growth and earnings; expectations of the Company’s earnings per share and the financial impact of the transaction. All statements other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, the acquired business. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results or the benefits of the proposed acquisition to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company. These risks and uncertainties include, but are not limited to, McKechnie’s actual financial results for the year ending December 31, 2010 may differ from expected results, the Company may have difficulty implementing its strategic value drivers, and the Company may be impacted by the effects of general economic and industry conditions. Except as required by law, TransDigm undertakes no obligation to revise or update the forward-looking information contained in this press release.

Contact:	Jonathan D. Crandall
Investor Relations
(216) 706-2945
ir@transdigm.com

2